                            ASSET PURCHASE AGREEMENT



                                     BETWEEN



                                  EDITEK, INC.



                                       AND



              BIOMAN PRODUCTS INC. AND NOVAMANN INTERNATIONAL INC.







                               DATED MAY 31, 1995

                                TABLE OF CONTENTS


         ARTICLE I
                                                    ASSET SALE..................................................  1
                  Section 1.1  Subsidiary Asset Sale............................................................  1
                  Section 1.2  Parent Asset Sale................................................................  1
                  Section 1.3  Other Assets.....................................................................  1
                  Section 1.4  Transfer of Title................................................................  2
                  Section 1.5  Employees........................................................................  2
                  Section 1.6  Names and Marks..................................................................  2
                  Section 1.7  Trade Secrets....................................................................  2
                  Section 1.8  Good Will........................................................................  3
                  Section 1.9  License Rights...................................................................  3
                  Section 1.10 Affiliates.......................................................................  4

         ARTICLE II
                                        CONSIDERATION PAYABLE BY PURCHASER......................................  4
                  Section 2.1  Purchase Price...................................................................  4
                  Section 2.2  Cash Payment.....................................................................  4
                  Section 2.3  Securities of Purchaser..........................................................  4
                  Section 2.4  Liabilities......................................................................  5

         ARTICLE III
                                                      CLOSING...................................................  6
                  Section 3.1               Closing.............................................................  6
                  Section 3.2               Conditions to Each Party's Obligation to
                                            Close...............................................................  6
                  Section 3.3               Conditions to Obligation of Parent and
                                            Subsidiary to Close.................................................  7
                  Section 3.4               Conditions to Obligation of Purchaser to
                                            Close...............................................................  7

         ARTICLE IV
                                    REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................  8
                  Section 4.1               Corporate Organization and Good
                                            Standing............................................................  8
                  Section 4.2               Authorization; Binding Agreement....................................  8
                  Section 4.3               SEC Reports.........................................................  9
                  Section 4.4               Certain Fees........................................................  9

         ARTICLE V
                              REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY........................... 10
                  Section 5.1               Corporate Organization and Good
                                            Standing............................................................ 10
                  Section 5.2               Authorization....................................................... 10
                  Section 5.3               Financial Statements................................................ 10
                  Section 5.4               Absence of Certain Changes.......................................... 11
                  Section 5.5               Certain Fees........................................................ 11
                  Section 5.6               Consents and Approvals; No Violations............................... 11
                  Section 5.7               Litigation.......................................................... 12
                  Section 5.8               Certain Employment Matters; Labor
                                            Relations........................................................... 12
                  Section 5.9               Employee Benefit Plans.............................................. 13
                  Section 5.10              Tax Liabilities..................................................... 13





                  Section 5.11              Title to Assets..................................................... 13
                  Section 5.12              Contracts, Minutes and Other Instruments
                                            and Information..................................................... 14
                  Section 5.13              Permits and Licenses................................................ 14
                  Section 5.14              Real Property; Environmental Matters................................ 15
                  Section 5.15              Rates for Use of Equipment.......................................... 15

         ARTICLE VI
                                      CONDUCT OF BUSINESS PENDING THE CLOSING................................... 15
                  Section 6.1               Conduct of Business by Parent and
                                            Subsidiary Pending the Closing...................................... 15

         ARTICLE VII
                                               ADDITIONAL AGREEMENTS............................................ 17
                  Section 7.1               Access to Information............................................... 17
                  Section 7.2               Approvals........................................................... 17
                  Section 7.3               Expenses............................................................ 17
                  Section 7.4               Agreement to Cooperate.............................................. 17
                  Section 7.5               Public Statements................................................... 17

         ARTICLE VIII
                                         TERMINATION, AMENDMENT AND WAIVER...................................... 18
                  Section 8.1               Termination......................................................... 18
                  Section 8.2               Effect of Termination............................................... 18
                  Section 8.3               Amendment........................................................... 18
                  Section 8.4               Waiver.............................................................. 18

         ARTICLE IX
                                           GUARANTY AND INDEMNIFICATION......................................... 19
                  Section 9.1               Guaranty............................................................ 19
                  Section 9.2               Indemnity of Purchaser.............................................. 19
                  Section 9.3               Setoff.............................................................. 19
                  Section 9.4               Indemnity of Parent and Subsidiary.................................. 19

         ARTICLE X
                                                GENERAL PROVISIONS.............................................. 19
                  Section 10.1              Survival of Representations, Warranties
                                            and Agreements...................................................... 19
                  Section 10.2              Notices............................................................. 19
                  Section 10.3              Miscellaneous....................................................... 20
                  Section 10.4              Counterparts........................................................ 20
                  Section 10.5              Parties in Interest................................................. 20

Disclosure Schedules
Exhibit A - Form of Opinion of Petree Stockton, L.L.P.
Exhibit B - Form of Opinion of Brennen Partners
Exhibit C - Form of Distribution and Supply Agreement

                            ASSET PURCHASE AGREEMENT

         AGREEMENT, dated as of May __, 1995 (the "Agreement"), between and among EDITEK, Inc., a Delaware corporation ("Purchaser"), Bioman Products Inc., an Ontario corporation ("Subsidiary"), and NOVAMANN International Inc., a Canadian corporation ("Parent").

         WHEREAS, Parent and Subsidiary desire to sell to Purchaser all the assets of Subsidiary and certain assets of Parent, and Purchaser desires to purchase such assets, pursuant to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I
                                   ASSET SALE

         Section 1.1 Subsidiary Asset Sale. Subsidiary agrees to sell, and Purchaser agrees to purchase, all the tangible and intangible assets of Subsidiary, including, without limitation, all inventory (including without limitation all antibody, conjugate and hapten), cash and cash equivalents, equipment, contracts, leases, subleases, licenses (subject to Section 1.9 hereof), customer and supplier lists, tradenames and marks, but excluding any contracts or other assets rejected by Purchaser. Schedule 1.1 hereto contains a list of all Assets of Subsidiary on March 31, 1995. Until the Closing Date Subsidiary will not transfer any assets, except sales of inventory and cash payments for payroll purposes, both of which shall be in the ordinary course of business consistent with prior practices as explained to Purchaser. All assets to be sold by Subsidiary hereunder, whether or not listed on Schedule 1.1 hereto, are hereinafter referred to as "Subsidiary Assets."

         Section 1.2 Parent Asset Sale. Parent hereby agrees to cause its Affiliates to sell, and Purchaser hereby agrees to purchase, the items listed on
Schedule 1.2 hereto (hereinafter referred to as the "Parent Assets").

         Section 1.3 Other Assets. For a period of three years after the Closing Parent will continue to provide Purchaser at rates listed on Schedule 1.3 hereto use of the equipment and services which are listed on Schedule 1.3 hereto. Subsidiary (or Parent in the name of Subsidiary) has applied for an investment tax credit from the government of Canada, which tax credit may not be paid until after Closing. Fifty (50%) Percent of any tax credit received by Parent or Subsidiary in respect of research activities conducted by or on behalf of Subsidiary shall be paid to Purchaser promptly upon receipt by Parent or Subsidiary.

         Section 1.4 Transfer of Title. Seller and Parent shall enter into such agreements, sign such consents, and take any other actions as may be reasonably necessary to convey title to the Subsidiary Assets and Parent Assets to Purchaser, free and clear of all liens and encumbrances, except those specifically assumed by Purchaser.

         Section 1.5 Employees. Parent and Subsidiary shall take all actions reasonably requested by Purchaser to assist Purchaser to convince personnel selected by Purchaser to become employed by Purchaser. It is contemplated that Purchaser shall hire the current employees of Subsidiary. However, Purchaser shall have no obligation to hire any employees of Subsidiary or Parent. If the transactions contemplated hereby are not completed, Purchaser agrees not to solicit the employment of any employee of Parent or Subsidiary for a period of three years from the dated of this Agreement.

         Section 1.6 Names and Marks. From and after the Closing Date neither Parent, Subsidiary nor any of their Affiliates shall use the names or marks sold to Purchaser nor any name or mark similar to any name or mark sold to Purchaser. Parent and Affiliates other than Subsidiary may continue to use their existing names as shown on Schedule 1.6 hereto without there being a breach of this Agreement. Within ten (10) days after the Closing Date, Subsidiary shall have amended its corporate charter to change its corporate name. All rights to use names and marks shall be assigned to Purchaser and on the Closing Date or at any time after the Closing Date Parent and Subsidiary shall execute such documents as are requested by Purchaser to allow Purchaser to use such names and marks. Where any name or mark is registered or otherwise protected, Parent and Subsidiary shall so inform Purchaser and facilitate transfer of such registration or other protection to Purchaser. Notwithstanding any of the foregoing, Purchaser shall not use the names or marks of Parent or any Affiliate except to the extent any such names or marks were owned or used by Subsidiary prior to the date hereof.

         Section 1.7 Trade Secrets. From and after the Closing Date neither Parent, Subsidiary nor any of their Affiliates shall use or disclose, whether orally or in writing, the trade secrets sold to Purchaser. On or prior to the Closing Date Subsidiary shall deliver a list to Purchaser of all the trade secrets of Subsidiary, a list of those persons or entities with access to, or copies of, such trade secrets and the information required to enable Purchaser to utilize such trade secrets. All copies of such information in whatever form not delivered to Purchaser shall be destroyed. Parent and Subsidiary shall cause all others to whom such trade secrets have been disclosed to cease all use (including all written or oral disclosure) of such trade secrets and to destroy all copies thereof. From and after the date hereof, Parent, Subsidiary and their Affiliates (i) shall not disclose such trade secrets to others, whether orally or in writing, and (ii) shall cooperate with Purchaser to protect against future use of such trade secrets by others.

         Section 1.8 Good Will. As Purchaser is paying for the good will of Subsidiary as a going concern, from and after the date hereof neither Parent nor Subsidiary, nor any of their Affiliates shall take any action that a reasonable person would have reason to believe may harm the good will and reputation of the business purchased from Subsidiary by Purchaser.

         Section 1.9 License Rights. The Subsidiary Assets shall include all rights of Subsidiary, Parent or any of their Affiliates under the License Agreements between the Minister of Agriculture and Mann Testing Laboratories with respect to Glycopyrrolate ELISA test kits and Crymoglycate ELISA test kits, which agreements are listed on Schedule 1.9 hereto (the "License Rights"). Parent, Subsidiary and their Affiliates shall use their best efforts to arrange for assignment or exclusive sublicense of such License Rights to Purchaser and approval of such license assignment or sublicense by the Minister of Agriculture. Failing that, for the duration of the respective License Rights including any renewals or extensions thereof, Parent, Subsidiary and their Affiliates shall take all necessary action to ensure that Purchaser has all the economic benefits of such License Rights, including selling products to Purchaser at cost (including the royalties payable to Agro-Canada), plus 10%. Furthermore, Parent, Subsidiary and their Affiliates shall use their best efforts to assist Purchaser in renewing or extending the License Rights. Any such license, sublicense or other arrangement shall be without cost to purchaser as the cost is included in the purchase price for the Assets paid by Purchaser on the Closing Date.

         Until the later of (i) the sixth anniversary of the Closing Date, (ii) the date the License Rights, including all renewals, modifications, extensions and subsequent agreements regarding the same subject matter as the License Rights, expire and cease to be held by Purchaser or any affiliate of Purchaser, or any transferee or assignee of Purchaser or (iii) the date the licensor of such License Rights shall cease negotiating with Purchaser or its affiliates, or their transferees or assignees with respect to any renewal, modification or extension of the License Rights or subsequent agreement regarding the same subject matter as the License Rights, neither Parent or Subsidiary nor any of their Affiliates shall seek or accept the License Rights or any rights having the same subject matter as the License Rights, nor shall any of them act as agent for or otherwise assist any other person or entity seeking such rights during such period. Parent and its Affiliates shall, however, take any action at the request of Purchaser to extend the term of the License Rights of Purchaser. Parent shall not manufacture or sell to any person or entity any Reagents (as defined below), except as specifically requested by Purchaser.

         "Reagents" means the reagent antibodies, conjugates and haptens and any other reagent or raw materials provided by Parent to Subsidiary prior to the date hereof in connection with any product of Subsidiary, specifically including, without limitation, reagents manufactured pursuant to the License Rights. Notwithstanding that Subsidiary is selling to Purchaser all its rights pursuant to the agreement with ImmunoSystems described in Schedule 1.1 hereto pursuant to Section 1.1, neither Parent nor Subsidiary is disclosing or otherwise providing to Purchaser in any way any "plate coating" technology, know-how or tradesecret information obtained by Parent or Subsidiary from the ImmunoSystems Division of Milipore Corporation, nor shall any such technology, know-how or tradesecret information be disclosed or provided to Purchaser pursuant to this Agreement. If Purchaser desires to acquire such technology, Purchaser must negotiate directly with Milipore Corporation, provided that Parent shall assist Purchaser in such negotiations.

         Section 1.10 Affiliates. The term Affiliates shall include all persons and entities that would be "affiliates" under the Securities Exchange Act of 1934. "Affiliates" shall also include all of the current management of Parent and Subsidiary.

                                   ARTICLE II
                       CONSIDERATION PAYABLE BY PURCHASER

         Section 2.1 Purchase Price. Purchaser shall pay to Parent and Subsidiary an aggregate purchase price of One Hundred Forty Thousand ($140,000) Dollars (Canadian) (the "Purchase Price"), which amount shall be allocated between Parent and Subsidiary at the Closing in the percentages set forth in a written notice executed by both Parent and Subsidiary and delivered to Purchaser prior to the Closing. The Purchase Price shall be allocated equitably among Subsidiary and Parent to reflect the value of assets sold by each.

         Section 2.2 Cash Payment. 40% of the Purchase Price will be paid by cash, certified check or bank draft at Closing in Canadian currency.

         Section 2.3 Securities of Purchaser. The remaining 60% of the Purchase Price will be paid by the issuance of shares of Common Stock of Purchaser (the "Purchase Shares") having on the date of Closing a market value equal to the amount of the noncash Purchase Price. No fractional shares shall be issued. Purchaser shall pay cash in lieu of fractional shares. The market price of the Common Stock of Purchaser shall be deemed to be the average closing sale price of a share of Common Stock of Purchaser on the American Stock Exchange during the ten (10) trading days immediately preceding the Closing Date. Currency values shall be equal to the average between the sales price of the respective currencies and the purchase price for the respective currencies as identified in the Wall Street Journal at the close of business on the last currency trading date prior to the Closing Date.

         Purchaser shall cause the Purchase Shares to be listed for trading on the American Stock Exchange at the time of the Closing or as soon as practicable following the Closing. Notwithstanding such listing Parent and Subsidiary hereby acknowledge and agree that resale by Parent or Subsidiary of the Purchase Shares shall be subject to restriction under U. S. securities laws, the Purchase Shares shall be issued with a restrictive legend and the Purchaser shall impose stock transfer restrictions with the transfer agent.

         Purchaser hereby agrees to include the Purchase Shares in the first registration statement (other than a registration statement on Form S-8 or S-4) filed by Purchaser with the U. S. Securities and Exchange Commission ("SEC") following the Closing Date, provided SEC rules the allow the Purchase Shares to be included in such registration statement. In any event, Purchaser shall cause a registration statement covering the Purchase Shares to become effective not later than 180 days after the Closing Date. Purchaser shall pay all its costs of such registration. Parent and Subsidiary hereby agree to provide Purchaser with such information as Purchaser reasonably requests to facilitate such registration statement. Upon Parent and Subsidiary becoming able to sell all the purchase Shares under the rules and regulations of the SEC, Purchaser shall notify Parent and Subsidiary that the Purchased Shares can be resold under U. S. securities laws. The date of such written notice is hereinafter referred to as the "Restriction Termination Date."

         If on the Restriction Termination Date the aggregate market value of the Purchase Shares is less than the aggregate market value of the Purchase Shares on the Closing Date (in both cases market value being calculated by the ten trading date formula set forth above), Purchaser shall issue a number of additional shares of Common Stock to Parent or Subsidiary equal to the number of shares required to cause the aggregate market value of shares of Common Stock held by Parent and Subsidiary to be the same on the Closing Date and the Restriction Termination Date, provided that the number of additional shares issued shall not exceed fifty percent (50%) of the number of shares issued on the Closing Date. In the event that the price of the Purchase Shares on the Restriction Termination Date shall exceed the price of the Purchase Shares at Closing by more than One Hundred (100%) Percent, the price in excess of Two Hundred (200%) Percent of the price at Closing shall be deemed to be payments of the promissory note of Purchaser provided pursuant to Section 2.4 hereof.

         Section 2.4 Liabilities. Purchaser shall not assume any liabilities of Subsidiary or Parent, except that Purchaser shall assume (i) the obligation of Subsidiary to pay to Parent or the Parent's Affiliates, as the case may be, $40,000 (Canadian) of indebtedness that is currently outstanding (the "Fixed Intercompany Liabilities"), (ii) up to $80,000 (Canadian) of intercompany liabilities of Subsidiary to Parent or to Parent's Affiliates, as the case may be, in existence at the time of the Closing (the "Fluctuating Intercompany Liabilities") and (iii) trade payables and other usual and customary payables (the "Trade Payables"), provided that the Trade Payables assumed by Purchaser shall not exceed the current assets acquired by Purchaser in this transaction. The Fixed Intercompany Liabilities and the Fluctuating Intercompany Liabilities are hereinafter collectively referred to as the "Intercompany Liabilities."

         Parent shall provide Purchaser a list of all Fluctuating Intercompany Liabilities and all Trade Payables at least two (2) business days prior to the Closing Date, together with reasonable evidence of the existence and nature of such liabilities. If the list of Trade Payables exceeds the commitment of Purchaser as provided above, Purchaser shall select those Trade Payables it will assume and agrees to pay such assumed Trade Payables as and when they become due in order to protect the credit of Parent and Subsidiary with such trade creditors. Parent agrees to pay all Trade Payables of Subsidiary not assumed by Purchaser as and when they become due in order to protect the credit of Purchaser with such trade creditors.

         At the Closing Purchaser shall issue to Parent a noninterest bearing promissory note equal to the amount of Intercompany Liabilities assumed by Purchaser as provided herein. The Promissory Note shall be payable in six equal installments commencing one month after the Closing Date in Canadian currency. On the Closing Date, Purchaser shall deposit in a bank account an amount equal to the Intercompany Liabilities assumed by Purchaser and shall use the account solely for the purpose of repaying the Promissory Note.


                                   ARTICLE III
                                     CLOSING

         Section 3.1 Closing. The Closing for the transactions contemplated hereby shall be held on June 1, 1995 or other mutually agreeable date (the "Closing Date") at a location and time mutually agreeable to the parties.

         Section 3.2 Conditions to Each Party's Obligation to Close. The respective obligations of each party to Close the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

                  (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of Parent and Subsidiary and the Board of Directors of Purchaser, under applicable law and applicable listing requirements;

                  (b) The shares of Common Stock of Purchaser issuable as provided in Article II hereof shall have been authorized for listing on the American Stock Exchange upon official notice of issuance;

                  (c) No preliminary or permanent injunction or other order or decree by any court which prevents the consummation of the transactions contemplated hereby shall have been issued and remains in effect (each party agreeing to use all best efforts to have any such injunction, order or decree lifted); and

                  (d) All governmental consents and approvals required by law for the consummation of the transactions contemplated hereby shall have been obtained and be in effect on the Closing date on terms and conditions that would not have a material adverse affect on the prospects of the business operated by Subsidiary.

         Section 3.3 Conditions to Obligation of Parent and Subsidiary to Close. The obligation of Parent and Subsidiary to Close shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions which may be waived at Parent's option:

                  (a) Purchaser shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing Date as if made on and as of such date or time, except as contemplated or permitted by this Agreement, and Parent and Subsidiary shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Purchaser to that effect;

                  (b) Parent and Subsidiary shall have received an opinion addressed to Parent and Company from Petree Stockton, L.L.P., or other legal counsel selected by Purchaser and reasonably satisfactory to Company, dated the Closing Date, substantially in the forms set forth in Exhibit A hereto;

                  (c) Purchaser shall be ready, willing and able to pay the Purchase Price in full as contemplated by Sections 2.1, 2.2 and
2.3 hereof; and

                  (d) Purchaser shall have executed and delivered to Parent a Promissory Note in form and substance reasonably satisfactory to Parent and deposited the funds in accordance with Section 2.4 hereof.

         Section 3.4 Conditions to Obligation of Purchaser to Close. The obligation of Purchaser to Close shall be subject to the fulfillment at or prior to the Closing Date of the additional following conditions which may be waived at Purchaser's option:

                  (a) Parent and Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed at or prior to the Closing Date, and the representations and warranties of Parent and Subsidiary contained in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and at and as of the Closing Date as if made on and as of such date or time, except as contemplated or permitted by this Agreement, and Purchaser shall have received a Certificate of the Chief Executive Officer and Chief Financial Officer of Parent and Subsidiary to that effect;

                  (b) Purchaser shall have received an opinion from Brennen Partners, or other legal counsel selected by Parent and Subsidiary and reasonably satisfactory to Purchaser, dated as of the Closing Date, substantially in the form set forth in Exhibit B hereto;

                  (c) Parent and Subsidiary shall have executed and delivered bills of sale assignments, consents to assignment and transfer, waivers of liens and other documents of title and related documents as Purchaser shall reasonably request, in any event sufficient to convey to Purchaser good and marketable title to all the Parent Assets and the Subsidiary Assets free and clear of all liens, charges, claims and encumbrances of any nature whatsoever ;

                  (d) Parent and Subsidiary shall have executed and delivered to Purchaser a three-year Distribution and Supply
Agreement in form attached hereto as Exhibit C;

                  (e) Purchaser shall be reasonably satisfied that the key employees of Subsidiary are willing to become employed by Purchaser on terms and conditions acceptable to Purchaser;

                  (f) Parent and Subsidiary shall have executed and delivered to Purchaser such other certificates and other documents as shall reasonably be required to complete this transaction; and

                  (g) Since the date hereof, no event having a material adverse effect on Subsidiary shall have occurred.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Parent and Subsidiary as follows:

         Section 4.1 Corporate Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of property by it or the conduct of its business requires such licensing or qualification, except for such failures to be so qualified or licensed which would not have a material adverse effect on Purchaser.

         Section 4.2 Authorization; Binding Agreement. At closing, Purchaser will have all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agree-ment by Purchaser, and the consummation by Purchaser of the transactions contemplated hereby, will at closing have been duly authorized by Purchaser's Board of Directors, and no other corporate action or proceeding on the part of Purchaser will be necessary for the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

         Section 4.3 SEC Reports. Purchaser heretofore has delivered to Parent and Subsidiary true and complete copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1994 ("SEC Report"). As of the filing date, the SEC Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) of Purchaser included in the SEC Report were prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements or, in the case of audited statements, the related report of Ernst & Young, independent certified public accountants of Purchaser), and present fairly the consolidated financial position, results of operations and cash flows of Purchaser as of the dates and for the periods indicated, subject, in the case of unaudited interim financial statements to condensation, the absence of certain notes thereto and normal year-end audit adjustments.

         Section 4.4 Certain Fees. Neither Purchaser, any subsidiary of Purchaser nor any of their officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finder's fee or commissions in connection with the transactions contemplated herein. Purchaser agrees to indemnify and hold harmless Parent and Subsidiary from and against any and all claims, suits, liabilities, costs and expenses, including reasonable attorneys' fees, resulting from any claims that may be made against the parties by any broker or person claiming a commission, fee or other compensation on the basis of any communication or agreement such broker may have had or entered into with Purchaser any of its subsidiaries, officers, directors, shareholders, employees or agents.


                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

         Parent and Subsidiary hereby jointly and severally represent and warrant to Purchaser as follows:

         Section 5.1 Corporate Organization and Good Standing. Parent and Subsidiary are corporations duly organized, validly existing and in good standing under the laws of Canada and Ontario, respectively, with all requisite corporate power and authority to own, operate and lease their properties and to carry on their business as it is now being conducted, and are qualified or licensed to do business and are in good standing in each jurisdiction in which the ownership or leasing of property by them or the conduct of their business requires such licensing or qualification, except for such failures to be so qualified or licensed which would not have a material adverse effect on Parent or Subsidiary. Parent and Subsidiary have delivered to Purchaser true and correct copies of their Certificates of Incorporation and By-laws as in effect on the date hereof.

         Section 5.2 Authorization. At Closing, Parent and Subsidiary will have all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent and Subsidiary, and the consummation by Parent and Subsidiary of the transactions contemplated hereby, will have been duly authorized by the Board of Directors and the shareholders of Parent and Subsidiary and no other corporate action or proceeding on the part of Parent or Subsidiary will be necessary for the execution, delivery and performance of this Agreement by Parent and Subsidiary and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Subsidiary and constitutes legal, valid and binding obligations of Parent and Subsidiary, enforceable against them in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

         Section 5.3 Financial Statements. Parent and Subsidiary have heretofore delivered to Purchaser true and complete copies of the financial statements of Subsidiary for the 13-month period ended November 30, 1994 and the four-month period ended March 31, 1995 (the "Financial Statements"). The Financial Statements (including any related notes) were prepared in conformity with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements), and present fairly the consolidated financial position, results of operations and cash flows of Subsidiary as of the dates and for the periods indicated, subject, in the case of unaudited interim financial statements to condensation, the absence of certain notes thereto and normal year-end audit adjustments.

         Section 5.4 Absence of Certain Changes. Except as set forth on Disclosure Schedule 5.4, since the end of the period covered by the Financial Statements no material adverse changes have occurred with respect to Subsidiary.

         Section 5.5 Certain Fees. Neither Parent nor Subsidiary nor any of their officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finder's fee or commissions in connection with the transactions contemplated herein. No other agent or broker or other person is entitled to any commission or finder's fee in connection with the transaction contemplated by this Agreement. Parent and Subsidiary agree to indemnify and hold harmless Purchaser from and against any and all claims, suits, liabilities, costs and expenses, including reasonable attorneys' fees, resulting from any claims that may be made against the parties by any broker or person claiming a commission, fee or other compensation on the basis of any communication or agreement such broker may have had or entered into with Parent or Subsidiary, or any of their officers, directors, shareholders, employees or agents.

         Section 5.6                Consents and Approvals; No Violations.

                  (a) Except as set forth in Disclosure Schedule 5.6, neither Parent nor Subsidiary is in violation of any applicable law, statute, ordinance, order, rule or regulation promulgated or judgment, decree, order, concession, grant, permit, license or other governmental authorization or approval, issued or entered by, any federal, state, provincial or local, court or governmental authority relating to or affecting the operation, conduct or ownership of the property or business of Parent or Subsidiary.

                  (b) Except as set forth in Disclosure Schedule 5.6, no filing or registration with, no notice to and no permit, authorization, consent or approval of any public or governmental body or authority is necessary for the consummation by Parent and Subsidiary of the transactions contemplated by this Agreement or to enable Purchaser after the Closing Date to continue to conduct the same business conducted by Subsidiary in a manner which is consistent with that in which it is presently conducted by Subsidiary.

                  (c) Except as set forth in Disclosure Schedule 5.6, neither the execution and delivery of this Agreement by Parent or Subsidiary, the performance by Parent and Subsidiary of their obligations hereunder nor the consummation by Parent and Subsidiary of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of Parent or Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or the happening or occurrence of any other event) a default by Parent or Subsidiary, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate (or give rise to the creation of any lien, charge, security interest or encumbrance upon any properties or assets of Parent or Subsidiary) under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Parent or Subsidiary is a party or by which they or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to Parent or Subsidiary, or any of their properties or assets.

         Section 5.7 Litigation. Except as set forth on Disclosure Schedule 5.7 hereof, there is no action, suit, set of related actions or suits concerning a common issue, complaint, arbitration, inquiry, proceeding or investigation pending or, to the knowledge of Parent or Subsidiary, threatened against or involving Parent or Subsidiary, or any properties or rights of Parent or Subsidiary, before any court, arbitrator or administrative or governmental body, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Parent or Subsidiary which would individually or in the aggregate, if adversely determined, have a material adverse effect on Subsidiary or result in any claim, lien or other encumbrance on any of the Parent Assets or Subsidiary Assets. As of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of Parent or Subsidiary, threatened against Parent or Subsidiary arising out of or in any way related to this Agreement, or any of the transactions contemplated hereby.

         Section 5.8 Certain Employment Matters; Labor Relations. Except as set forth in Disclosure Schedule 5.8, there are no written employment or consulting agreements or contracts in effect between Parent or Subsidiary with any of the employees of Subsidiary, nor any oral contracts or understandings of employment or consultation, or any applicable law, which (i) are not terminable upon the giving of notice not to exceed ten (10) days, or (ii) provide for any severance or other payments to any employee of Subsidiary upon termination of employment or upon any change of control of Subsidiary or Parent or sale of the assets of Subsidiary or Parent. Except as set forth on Disclosure Schedule 5.8, Parent and Subsidiary have complied with all applicable laws, rules and regulations relating to the employment of labor which could have a material adverse effect on the business, assets, condition or prospects, financial or otherwise, of Subsidiary, including without limitation those relating to wages, hours, collective bargaining, age and sex discrimination and the payment and withholding of taxes; Parent and Subsidiary have withheld all amounts required by law or agreement to be withheld from the wages or salaries of employees of Subsidiary; and neither Parent nor Subsidiary has any unaccrued liability for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing with respect to employees of Subsidiary. There are no controversies pending, threatened or reasonably anticipated between Parent or Subsidiary and any employee or former employee of Subsidiary. None of the employees of Subsidiary are represented by a labor union, and no petition has been filed or proceeding instituted of which Parent or Subsidiary has notice by any employee or group of employees with any labor relations boards seeking recognition of a bargaining representative. There is no material dispute or controversy with any union or other organization representing employees, and no arbitration proceeding is pending or threatened involving such a dispute or controversy.

         Section 5.9 Employee Benefit Plans. Except as described on Disclosure
Schedule 5.9, the employees and former employees of Subsidiary have no right to require Purchaser to continue any Employee benefit plans maintained by Parent or Subsidiary and Purchaser has no liability for any failures by Parent or Subsidiary to comply with any law, rule or regulation governing employee benefit plans for employees and former employees of Subsidiary.

         Section 5.10 Tax Liabilities. No fact exists which could constitute grounds for assessment of any tax liability or lien against Purchaser or any Parent Asset or Subsidiary Asset on account of any tax liability of Parent or Subsidiary.

         Section 5.11 Title to Assets. Parent and Subsidiary have good title to all the Parent Assets and Subsidiary Assets (other than names and marks) to be sold to Purchaser hereunder free and clear of any claim, lien or encumbrance of any third person or entity of any nature whatsoever. The conduct of the business of Subsidiary as heretofore carried on is free from any infringement of patents, trademarks, trade names, copyrights or publication rights of others. Parent and Subsidiary have taken all reasonable measures to protect the trade secrets of Subsidiary and such trade secrets have not been disclosed to others except pursuant to reasonable confidentiality agreements. To the best of their knowledge and belief, Parent and Subsidiary have good title to all the names and marks included in the Parent Assets and Subsidiary

Assets. None of the Parent Assets or Subsidairy Assets are leased or licensed from any person or entity, except for any lease or license disclosed on Schedule
1.1 or 1.2 hereof.

         The assets listed on Schedule 1.2 hereto constitute all assets owned by Parent that are used by Subsidiary on a regular basis to conduct its business, but which are not regularly used by Parent in its business, whether such use is pursuant to a lease, license or other agreement or under a less formal arrangement not constituting a written agreement. Purchaser will assume no leases, licenses, or other agreements to which any of the Parent Assets or Subsidiary Assets is subject unless such lease, license or other agreement has been specifically identified on Schedule 1.1 or 1.2 hereto. Parent, Subsidiary and their Affiliates have complied with all terms of all of the leases, licenses and agreements disclosed on Schedule 1.2 up to Closing, and will indemnify and hold Purchaser harmless against any damages, losses, claims and expenses (including reasonable attorneys fees and expenses) suffered by Purchaser as a result of the failure of Parent, Subsidiary or any of their Affiliates to comply with such terms. Purchaser will indemnify and hold harmless Parent and Subsidiary for any damages, losses, claims and expenses (including reasonable attorneys fees and expenses) suffered as a result of Purchaser's failure to comply with the terms of any of the leases, licenses or agreements disclosed on
Schedule 1.2, provided that Parent, Subsidiary and their Affiliates have complied with the terms of such lease, license or agreement prior to Closing.

         Section 5.12 Contracts, Minutes and Other Instruments and Information. Parent and Subsidiary have provided to Purchaser true, correct and complete copies of all contracts and agreements to which either Parent or Subsidiary is a party or by which Parent or Subsidiary is bound, in the case of Parent such representation being limited to contracts affecting the Parent Assets or Subsidiary Assets. Parent and Subsidiary are in material compliance with all such contracts and agreements, and to the knowledge of Parent and Subsidiary, no other party is in breach thereof. Parent and Subsidiary have provided to Purchaser true, correct and complete copies of all minutes and/or consents of all actions taken by the shareholders and Board of Directors of Parent and Subsidiary, in the case of Parent such representation being limited to minutes and/or consents that affect the Parent Assets or Subsidiary Assets.

         Section 5.13 Permits and Licenses. Subsidiary has acquired and currently holds all permits, licenses, franchises, authorizations, approvals and other certificates of authority (the "Licenses") as may be required for Subsidiary to conduct its business, and copies of all such documents have been provided to Purchaser. Except as disclosed on Disclosure Schedule 5.13, Subsidiary is in material compliance with all the terms thereof, the Licenses are transferable and are being transferred to

Purchaser with the Subsidiary Assets and neither Parent nor Subsidiary is aware of any reason which any such License could not be renewed on terms at least as advantageous to Purchaser as the current License held by Subsidiary. Neither Parent nor Subsidiary is aware of any change in any law, rule or regulation, whether or not yet effective, which is likely to require Purchaser to obtain in the future any additional License to conduct the business currently conducted by Subsidiary.

         Section 5.14 Real Property; Environmental Matters. Subsidiary does not own any real property and is not a party to any agreement to acquire ownership of any real property or any interests in real property, and does not occupy or otherwise use any real property, other than real property subject to lease(s) to which Subsidiary is a party and are being assigned to Purchaser as part of the Subsidiary Assets, copies of which have been provided to Purchaser. Except as disclosed on Disclosure Schedule 5.14, neither Parent nor Subsidiary has (either with or without negligence) caused or permitted the escape, disposal or release in violation of applicable law of any biologically active or other hazardous substances, or materials causing harm in or on any real property occupied or utilized by Subsidiary in conducting its business (the "Premises"). Neither Parent nor Subsidiary has allowed the storage or use of such substances or materials in any manner not sanctioned by law or by commercially reasonable standards in the industry for the storage and use of such substances or materials. Neither Parent nor Subsidiary has allowed to be brought onto the Premises any such materials or substances except to use in the ordinary course of Subsidiary's business. During the use and occupancy of the Premises by Subsidiary, Subsidiary has kept and maintained the Premises so as to be in material compliance with all then existing statutes, laws, rules, ordinances, orders, permits and regulations of all governmental and regulatory authorities, agencies and bodies pertaining to environmental matters, or regulating, prohibiting or otherwise having to do with asbestos and all other toxic, radioactive or hazardous wastes or materials.

         Section 5.15 Rates for Use of Equipment. The rates listed on Schedule
1.3 hereto for use of equipment and services of Parent are consistent with the rates historically charged by Parent for use of equipment and services to assist Subsidiary in the operation of its business.


                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE CLOSING

         Section 6.1 Conduct of Business by Parent and Subsidiary Pending the Closing. Except as otherwise expressly contemplated hereby, after the date hereof and prior to the Closing or earlier termination of this Agreement, unless Purchaser shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement, Parent (in the case of Parent solely to the extent required to preserve its ability to sell the Parent Assets and cause Subsidiary to sell Subsidiary Assets) and Subsidiary shall:

                  (a) conduct its business in the ordinary and usual course of business and consistent with past practice;

                  (b) use its best efforts to: preserve intact the business organization and goodwill of Subsidiary, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers, and others having business relationships with Subsidiary;

                  (c) confer on a regular and frequent basis with one or more representatives of Purchaser to discuss operational matters of materiality and the general status of ongoing operations of Subsidiary;

                  (d) promptly notify Purchaser of any significant changes in the business, properties, assets, condition (financial or other), results of operations or prospects of Subsidiary;

                  (e) not directly or indirectly, (i) sell, lease, encumber or otherwise transfer any Purchaser Assets or Subsidiary Assets, other than sales of nonmaterial amounts of inventory in the ordinary course of business, (ii) enter into or negotiate any agreement to make any such sale, lease, encumbrance or other transfer, (iii) submit to any other person or entity any offer or proposal for, or provide any information useful for, or relating to, any such sale, lease, encumbrance or other transfer, (iv) otherwise participate in discussions or take any other action that is designed to promote any such sale, lease, encumbrance or other transfer or (v) take any other action that is inconsistent with a good faith attempt to fulfill the purposes of this Agreement;

                  (f) not increase the salary or other compensation of any employee of Subsidiary or enter into or amend any employment, severance, bonus, special pay arrangement with respect to termination of employment or other similar arrangements or agreements;

                  (g) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree of Subsidiary, except (i) as required to comply with changes in applicable law occurring after the date hereof and (ii) with respect to all plans other than in the ordinary course of business and consistent with past practice;

                  (h) not agree orally or in writing, or otherwise, to take any of the foregoing actions or any other action which would make any representation or warranty contained in Article V untrue or incorrect in any material respect as of the time of the Closing.




                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

                  Section 7.1 Access to Information. (a) Parent and Subsidiary shall afford to Purchaser and its accountants, counsel, and other representatives reasonable access during normal business hours and upon reasonable notice throughout the period prior to the Closing to all properties, books, contracts, commitments and records related to the business of Subsidiary, the Parent Assets or the Subsidiary Assets and all other information concerning the businesses, properties and personnel of Subsidiary as Purchaser may reasonably request; provided that no investigation pursuant to this
Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated hereby. Parent and Subsidiary shall promptly advise Purchaser in writing of any change or occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, a material adverse affect on Subsidiary.

         Section 7.2 Approvals. Parent and Subsidiary, in accordance with applicable law, shall promptly submit this Agreement and the transactions contemplated hereby for the approval of their respective Boards of Directors and shareholders as soon as practicable after the date hereof. Purchaser shall submit this Agreement for approval to its Board of Directors prior to the Closing.

         Section 7.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that if either party breaches this Agreement causing the Closing not to be held the breaching party shall pay the expenses of the nonbreaching party.

         Section 7.4 Agreement to Cooperate. Subject to the terms and conditions herein provided, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         Section 7.5 Public Statements. The parties shall consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or any listing agreement with the American Stock Exchange or other national securities exchange.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

         Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                  (a) by mutual consent of Parent, Subsidiary and Purchaser; or

                  (b) by either Parent or Subsidiary, if Purchaser shall have breached any of its material obligations under this Agreement, if any material representation or warranty of Purchaser shall have been untrue when made or shall have subsequently become untrue as of any date prior to the Closing or if the Closing shall not have been consummated on or before April 17, 1995 (the "Termination Date") through no fault of either Parent or Subsidiary; or

                  (c) by Purchaser, if Parent or Subsidiary shall have breached any of their material obligations under this Agreement, any material representation or warranty of Parent or Subsidiary shall have been untrue when made or shall have subsequently become untrue as of any date prior to the Closing or if the Closing shall not have been consummated on or before April 17, 1995 through no fault of Purchaser.

         Section 8.2 Effect of Termination. In the event of termination of this Agreement, as provided in Section 8.1, this Agreement shall forthwith become void, and there shall be no obligation hereunder on the part of any party except pursuant to Section 7.3 hereof. Nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

         Section 8.3 Amendment. This Agreement may be amended by the parties hereto at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 8.4 Waiver. At any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that waiver of compliance with any agreements or conditions herein shall not limit the parties' obligations to comply with all other agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.


                                   ARTICLE IX
                          GUARANTY AND INDEMNIFICATION

                  Section 9.1 Guaranty. Parent and Subsidiary hereby guarantee to Purchaser all obligations of the other pursuant to this Agreement.

                  Section 9.2 Indemnity of Purchaser. Parent and Subsidiary each agree to indemnify Purchaser for any damages, losses, claims and expenses (including reasonable attorneys fees and expenses) suffered on account of any breach by Parent or Subsidiary of any representation, warranty or covenant of this Agreement.

                  Section 9.3 Setoff. Purchaser may pay into an escrow account maintained by Purchaser's lawyers any obligation due to Parent or Subsidiary to the extent Purchaser has reason to believe (i) it is entitled to indemnification hereunder and (ii) the amount of the indemnity obligation is equal to or greater than the amount withheld. Upon determination of such indemnification rights, the indemnity obligation may be set-off against the obligation for which payment was withheld or any other obligation of Purchaser to Parent or Subsidiary, and funds in the escrow account shall be paid accordingly.

                  Section 9.4 Indemnity of Parent and Subsidiary. Purchaser agrees to indemnify Parent and Subsidiary for any damages, losses, claims and expenses (including reasonable attorneys fees and expenses) suffered on account of any claims for brokerage fees relating to the subject matter of this Agreement.

                                    ARTICLE X
                               GENERAL PROVISIONS

                  Section 10.1 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement shall survive the Closing.

                  Section 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      If to Purchaser to:

                           EDITEK, Inc.
                           1238 Anthony Rd.
                           Burlington, NC 27215
                           Attention:  James D. Skinner

                           with copies to:

                           Petree Stockton, L. L. P.
                           4101 Lake Boone Trail, Suite 400
                           Raleigh, NC  27607
                           Attention:  James F. Verdonik, Esq.

                  (b)  If to Parent or Subsidiary, to:

                           John W. Martin, President and CEO
                           NOVAMANN International, Inc.
                           5540 McAdam Road
                           Mississauga, Ontario  L42 1P1

                           with a copy to:

                           Brennen Partners
                           21 Four Seasons Place, Fifth Floor
                           Etobicoke, Ontario  M9B 6J8
                           Attention:  David Brennen

         Section 10.3 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;
(b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned except that Purchaser may assign this agreement to any Affiliate of Purchaser or any subsequent purchaser of all or any substantial part of the Assets, provided that the Purchaser shall not thereby be relieved of its obligations under this Agreement, including, without limitation, its obligations contained in Section 2.3 which shall remain the obligations of the Purchaser; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the Province of Ontario (without giving effect to the provisions thereof relating to conflicts of law). The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         Section 10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Facsimile signatures shall be binding on all parties upon delivery thereof.

         Section 10.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under this Agreement.

         IN WITNESS WHEREOF, Parent, Subsidiary and Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                           PURCHASER:

                           EDITEK, INC.


                           By:        /s/ James D. Skinner
                           Title: President and CEO


                           SUBSIDIARY:

                           BIOMAN PRODUCTS INC.


                           By:        /s/ John Martin
                           Title:  President

                           PARENT:

                           NOVAMANN INTERNATIONAL INC.


                           By:        /s/ John Martin
                           Title:  CEO

                                  SCHEDULE 1.1
                               "SUBSIDIARY ASSETS"

                              BIOMAN PRODUCTS, INC.
                                 LIST OF ASSETS

Computer - Equipment

Macintosh  Powerbook 160 (1 unit)
Macintosh  LC475 (1 unit)
Macintosh  lisi (3 units)
Macintosh  500  megabyte   harddrive  (1  unit)
Modem  (2  units)
Texas Instruments mic Writer (1 unit)
GCC Technologies BPelite printer (1 unit)

Office - Equipment

Desks (7 units)
Computer tables (3 units)
Tables & Chairs
Book Shelves
Filing Cabinets
Answering Machine/Coffeemaker/Microwave

Telephone - Equipment

Meridian Black Handset Telephones (6 units)
Meridian Analog Terminal Adaptor
Meridian M8 x 24 and Software

Inventory

Product Inventory
Materials Inventory: bottles, substrate, BSA, FBS and other reagents

License Rights

An agreement with Immunosystems regarding the ELISA plate-coating technology (provided EDITEK obtains the consent of of Immunosystems division of Milipore Corporation to the assignment of this agreement, reserving to NovMann (Ontario) Inc. the right to use the technology internally for the provision of services to its clients.

                               "SUBSIDIARY ASSETS"


Other Assets

All Correspondence Files
All Customer  Files/Complaint  Letters
All Invoices
All Billing  Records
All  Shipping  Records
All  Financial  Records
All  Employment Records
All Purchasing  Records
All Manufacturing  Records
All Other Records
All Customer  Relations/Goodwill
 All  Customer  Lists
All  Distributor  Lists
All Supplier  Lists
All Price  Lists/Quotations
All Computer  Software
All Computer Databases/Files/Floppy Disks
All Operating Manuals
All Policies & Procedures
All Advertising and Promotional  Material
All Telephone Lists
All Telephone  Numbers and Directory Listings

                                  SCHEDULE 1.2
                                 "PARENT ASSETS"


                             NOVAMANN LIST OF ASSETS



                    Agriculture Canada License to Distribute
                   (pending approval of Agriculture Canada of
                    assignment or sublicense to EDITEK, Inc.)

                                  SCHEDULE 1.3



                   SCHEDULE OF APPLICABLE CHARGES FOR SERVICES


1.       Quality Control on Biomek................................ $150.00/hr
         including one NOVAMANN Technician


2.       Rental of current premises until June 30, 1995........... $750/month
         Occupancy costs to June 30, 1995

                                  SCHEDULE 1.6


                           Trade Names and Trade Marks

                           NOVAMANN (Ontario) Inc.
                           NOVAMANN (Quebec) Inc.
                           NOVAMANN International Inc.
                           Mann Testing Laboratories Ltd.
                           Mann Testing Sampling Services
                           Mann Equitest Inc.
                           Chulenco Corp.
                           NOVAMANN (Sampling) Inc.


                           Trade marks: MANN

                                  SCHEDULE 1.9


                           SCHEDULE OF LICENSED RIGHTS



                               Agriculture Canada


                                See Schedule 1.2

                                  SCHEDULE 5.4


                           ABSENCE OF CERTAIN CHANGES


No material or adverse changes since end of period covered by financial statements.

                                  SCHEDULE 5.6



                 SCHEDULE OF CONSENTS, APPROVALS AND VIOLATIONS


The approval to assignment or sublicense to EDITEK, Inc. of the Agriculture Canada license is required, has been requested from Agriculture Canada but has not yet been received.

Continuation of supply of product by third party suppliers not within Parent's or Subsidiary's control is subject to normal business risk, and consents or approvals of such suppliers are excluded from the operation of this agreement.

Violations, filings, registrations, notices, permits, authorizations, consents, approvals, breaches and defaults referred to in Section 5.6 are limited to those within Parent and/or Subsidiary's knowledge. To the best of Parent's and Subsidiary's knowledge, information and belief, there are and will be none.

The continued  operation of the business of EDITEK, Inc. will be subject to laws
of  general   application   including   those   relating   to   extra-provincial
registration, filing of corporate information, taxation and notification.

                                  SCHEDULE 5.7


                                   LITIGATION


     No litigation that is known to be before the courts at the time. None is expected in the future.

                                  SCHEDULE 5.8


                       EMPLOYMENT OR CONSULTING AGREEMENTS

There are no written employment or consulting agreements in effect as of the closing date. All employer/employee relationships are subject to the termination provisions of the Employment Standards Act which prescribe minimum notices of termination depending on the duration of employment and other factors.

                                  SCHEDULE 5.9



                             EMPLOYEE BENEFIT PLANS



Obligation that EDITEK must continue to maintain under the Ontario governments:


                   Employment Standards Act Source Deductions

                                    Canada Pension Plan
                                    Unemployment Insurance
                                    Income Tax
                                    Workers Compensation
                                    Employee Health Tax

                                  SCHEDULE 5.13


                              PERMITS AND LICENSES


EDITEK, Inc. will have to obtain its own registrations, accounts and permits to conduct business subject to laws of general application, includign Provincial Sales vendor's permit, Goods and Services Tax registration, employer registration, worker's compensation accounts, etc., which are not transferable.

                                  SCHEDULE 5.14


                       REAL PROPERTY ENVIRONMENTAL MATTERS



                     SUBSIDIARY AND PARENT are clear of any
               environmental violations on or off their premises.

                                    EXHIBIT A

                          [PETREE STOCKTON LETTERHEAD]


                                 May ____, 1995




NOVAMANN International, Inc.
Bioman Products, Inc.
Attention: John W. Martin
5540 McAdam Road
Mississauga, Ontario L42 1P1

                  RE: Sale of Certain Assets of Bioman Products, Inc. and NOVAMANN International, Inc.

Gentlemen:

         This opinion letter is being delivered pursuant to Section 3.3(b) of that certain Asset Purchase Agreement (the "Purchase Agreement") dated May 12, 1995 among NOVAMANN International, Inc., a corporation organized under the laws of Canada ("Parent"), and Bioman Products, Inc., a corporation organized under the laws of Ontario, Canada ("Subsidiary") (collectively, "Sellers"), and EDITEK, Inc., a Delaware corporation ("Purchaser"), in our capacity as counsel to Purchaser in connection with the negotiation, execution and delivery of the Purchase Agreement and the consummation of the transactions contemplated therein.

         Capitalized terms used in this opinion letter and not defined in it have the respective meanings given to those terms in the Purchase Agreement.

         Based upon the foregoing and subject to the qualifications and limitations set forth herein, we are of the following opinions:

                  1. Purchaser is a corporation duly incorporated, organized and entitled to conduct business under, and is validly existing and in good standing under the laws of the State of Delaware.

                  2. Purchaser has all requisite corporate power and authority to own, operate or lease its properties and to engage in its business as conducted on the date hereof.

                  3. With respect to the Purchase Agreement, the Distribution and Supply Agreement, the Promissory Note, an option letter dated May 15, 1995 issued by Purchaser to Sellers regarding the repurchase by Purchaser of the Purchased Shares,

NOVAMANN International, Inc.
Bioman Products, Inc.
May ____, 1995
Page 2



and any other agreements, instruments and documents executed and delivered by Purchaser pursuant to the Purchase Agreement (collectively, together with the Purchase Agreement, the "Purchaser Delivered Agreements"):

                           (a)      Purchaser has all requisite corporate power
and authority to execute and deliver the Purchaser Delivered Agreements to which it is a party and to consummate the transactions contemplated by, and otherwise to comply with and perform under, the Purchaser Delivered Agreements;

                           (b)      the execution and delivery by Purchaser of
the Purchaser Delivered Agreements, the consummation by Purchaser of the transactions contemplated by them and Purchaser's other compliance with or performance under them have been duly authorized by all necessary corporate action on the part of Purchaser in compliance with any governing or applicable agreements, instruments or other documents (including without limitation its Articles of Incorporation and Bylaws) and applicable law; and

                           (c)      Purchaser has duly and validly executed and
delivered the Purchaser Delivered Agreements.

                  4. The Purchaser Delivered Agreements constitute legal, valid and binding obligations of Purchaser enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                  5. The shares of Common Stock (the "Shares") issuable pursuant to Section 2.3 of the Purchase Agreement have been duly authorized and reserved for issuance by all necessary corporate action on the part of the Purchaser; and the Shares, when issued and delivered in accordance with the provisions of the Purchase Agreement, will be duly and validly issued, fully-paid and nonassessable. No consent, approval, order or authorization of, notice to or permit from, or registration, declaration or filing with, any United States governmental authority acting in a regulatory capacity, is required in connection with the issue and delivery to Purchaser of the Shares. The Shares may not be resold by Parent or Subsidiary except pursuant to an effective registration statement filed with the United States Securities

NOVAMANN International, Inc.
Bioman Products, Inc.
May ____, 1995
Page 3


and Exchange Commission or pursuant to an exemption from registration. No opinion is expressed with respect to any Canadian or provincial restriction on transfer of the Shares.

         This opinion letter is delivered in connection with the consummation of the transactions contemplated in the Purchase Agreement, may be relied upon only by you and your counsel in connection therewith, may not be relied upon by you for any other purpose or by anyone else for any purpose, and may not be quoted, published or otherwise disseminated without our prior written consent.

                                                     Very truly yours,

                                    EXHIBIT B

                          [BRENNEN PARTNERS LETTERHEAD]


                                   May , 1995


EDITEK, Inc.
Attention: James D. Skinner
1238 Anthony Rd.
Burlington, North Carolina  27215

                  RE: Sale of Certain Assets of Bioman Products, Inc. and NOVAMANN International, Inc.

Gentlemen:

         This opinion letter is being delivered pursuant to Section 3.4(b) of that certain Asset Purchase Agreement (the "Purchase Agreement") dated May , 1995 among NOVAMANN International, Inc., a corporation organized under the laws of Canada ("Parent"), Bioman Products, Inc., a corporation organized under the laws of Ontario, Canada ("Subsidiary") (collectively, "Sellers"), and EDITEK, Inc., a Delaware corporation ("Purchaser"), in our capacity as counsel to Sellers in connection with the negotiation, execution and delivery of the Purchase Agreement and the consummation of the transactions contemplated therein.

         Capitalized terms used in this opinion letter and not defined in it have the respective meanings given to those terms in the Purchase Agreement.

         Based upon the foregoing and subject to the qualifications and limitations set forth herein, we are of the following opinions:

                  1. Subsidiary is a corporation duly incorporated, organized and entitled to conduct business under, and is validly existing and in good standing under the laws of Ontario, Canada. Parent is a corporation duly incorporated, organized and entitled to conduct business under, and is validly existing and in good standing under the laws of Canada.

                  2. Parent has all requisite corporate power and authority to own, operate or lease its properties and to engage in its business as conducted on the date hereof, and is qualified or licensed to do business and in good standing in such jurisdictions as to which a failure to be so qualified or licensed would have a material, adverse effect on the Parent.

                  3. Subsidiary has all requisite corporate power and authority to own, operate or lease its properties and to engage

EDITEK, Inc.
May ____, 1995
Page 2




in its business as conducted on the date hereof, and is qualified or licensed to do business and in good standing in such jurisdictions as to which a failure to be so qualified or licensed would have a material, adverse effect on the Subsidiary.

                  4. Parent has good and marketable title to all Parent Assets, free and clear of all liens, charges, claims and encumbrances.

                  5. Subsidiary has good and marketable title to all Subsidiary Assets (including all names, marks and other intellectual property), free and clear of all liens, charges, claims and encumbrances, and the conduct of Subsidiary's business is free from infringement of patents, trademarks, trade names, copyrights or publication rights of others.

                  6. With respect to the Purchase Agreement, the Distribution and Supply Agreement and any other agreements, instruments and documents executed and delivered by Sellers, pursuant to the Purchase Agreement
(collectively, together with the Purchase Agreement, the "Seller Delivered Agreements"):

                           (a)      Each of Sellers has the corporate power and
authority to execute and deliver the Seller Delivered Agreements to which it is a party and to consummate the transactions contemplated by, and otherwise to comply with and perform under, them;

                           (b)     The execution and delivery by each of Sellers
of the Seller Delivered Agreements, the consummation by each of Sellers of the transactions contemplated by them and each of Seller's other compliance with or performance under them have been duly authorized by all necessary corporate action on the part of each of Sellers in compliance with any governing or applicable agreements, instruments or other documents (including without limitation its Articles of Incorporation and Bylaws) and applicable law;

                           (c)      Each of Sellers has duly executed and
delivered the Seller Delivered Agreements;

                           (d)      The transfer instruments included in the
Seller Delivered Agreements effectively convey to, and vest in, Purchaser good and marketable title to and in the Parent Assets and Subsidiary Assets free and clear of all liens and encumbrances, except as specifically assumed by Purchaser.

EDITEK, Inc.
May ____, 1995
Page 3




                  7. The Seller Delivered Agreements (including without limitation the transfer instruments delivered by Sellers with respect to the Parent Assets and Subsidiary Assets) constitute valid and binding obligations of Sellers enforceable against each of them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                  8. Neither the execution or delivery of the Seller Delivered Agreements nor the consummation by Sellers of the transactions contemplated thereby nor other compliance with or performance under them will (i) conflict with or result in any breach of any provision of the Articles of Incorporation (as amended) or Bylaws (as amended) of Parent or Subsidiary, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or the happening or occurrence of any other event) a default by Parent or Subsidiary, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate (or give rise to the creation of any lien, charge, security interest or encumbrance upon any properties or assets of Parent or Subsidiary) under, any of the terms, conditions or provisions of any contract, note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Parent or Subsidiary is a party or by which either Parent or Subsidiary or any of either of their properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation of any court or governmental authority applicable to Parent or Subsidiary, or any of either of their properties or assets.

                  9. No consent, approval, order or authorization of, notice to or permit from, or registration, declaration of filing with, any governmental authority or other person on the part of either of Sellers is required in connection with Sellers' execution or delivery of the Purchase Agreement or the other Seller Delivered Agreements, Sellers' consummation of the transactions contemplated by them, Sellers' other compliance with or performance under them or to enable Purchaser after the Closing Date to continue to conduct the same business conducted by Subsidiary in a manner which is consistent with that in which it is presently conducted by Subsidiary.

EDITEK, Inc.
May ____, 1995
Page 4



                  10. To the best of our knowledge and except as may be disclosed in any schedules to the Purchase Agreement, neither Parent nor Subsidiary is in violation of any applicable law, statute, ordinance, order, rule or regulation promulgated, or judgment, decree, order, concession, grant, permit, license or other governmental authorization or approval, issued or entered by any federal, state, provincial or local court or governmental authority, relating to or affecting the operation, conduct or ownership of the property or business of Parent or Subsidiary.

                  11. To the best of our knowledge, Subsidiary is in material compliance with all Licenses and other contracts included in the Assets being transferred to Purchaser by Parent and Subsidiary, and the Licenses are fully valid and enforceable and are transferrable to Purchaser and renewable by Purchaser on terms as advantageous to Purchaser as to Subsidiary.

                  12. To the best of our knowledge and except as disclosed in any schedules to the Purchase Agreement, no litigation or other proceeding against either of the Sellers or any of the Parent Assets or Subsidiary Assets is pending or threatened, and there is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Parent or Subsidiary which would individually or in the aggregate, if adversely determined, have a material, adverse effect on Subsidiary or result in any claim, lien or other encumbrance on any of the parent Assets or Subsidiary Assets.

         This opinion letter is delivered in connection with the consummation of the transactions contemplated in the Purchase Agreement, may be relied upon only by you and your counsel in connection therewith, may not be relied upon by you for any other purpose or by anyone else for any purpose, and may not be quoted, published or otherwise disseminated without our prior written consent.
                                                     Very truly yours,


                                                     --------------------

                                    EXHIBIT C
                           TO ASSET PURCHASE AGREEMENT


         AGREEMENT dated as of May 31, 1995, between EDITEK, INC., a Delaware corporation, ("EDITEK"), and NOVAMANN INTERNATIONAL INC., a Canadian corporation ("NOVAMANN" is defined below to include certain other persons and entities) and Bioman Products Inc., an Ontario corporation ("Bioman").

                                    RECITALS

         A. NOVAMANN is the licensee under certain license agreements between Her Majesty the Queen in right of Canada acting through the Minister of Agriculture and Mann Testing Laboratories (the "License Agreements").

         B. Under the License Agreements, NOVAMANN is licensed to make, use, sell, and sublicense test kits known as the Glycopyrrolate ELISA test kits and the Cromoglycate ELISA test kits (both of which are hereinafter referred to as the "ELISA Test Kits").

         C. The ELISA Test Kits were manufactured (in part by Bioman and in part by subcontractors to Bioman) and distributed for NOVAMANN by Bioman using, in part, materials including Reagents (as defined below) supplied to Bioman by NOVAMANN.

         D. On June 1, 1995, EDITEK purchased the assets of Bioman and certain assets of NOVAMANN, including NOVAMANN's entire inventory of Reagents with the exception of Reagents owned by the Canadian Government which shall be provided to EDITEK as provided herein, with the exception of IMI plate coating technology which shall be acquired by EDITEK, if at all, directly from Immunosystems Division of Milipore Corporation (the "Asset Purchase").

         E. The purchase price paid by EDITEK for Bioman's assets was based in part on EDITEK's expectation of continued purchases by NOVAMANN (as defined below) of Bioman Products (as defined and in the circumstances described below) at historical volumes of purchases consistent with the current business practices of NOVAMANN and the transfer to EDITEK and continuation by EDITEK of Bioman's relationships with suppliers of products sold by Bioman.

         NOW, THEREFORE, in consideration of the recitals and the mutual covenants and promises set out below, the parties agree as follows:

1.       DEFINITIONS

         1.1 "Bioman Products" shall mean all products produced, marketed, distributed and/or remarketed by Bioman (and any improved or similar test kits) on behalf of itself, NOVAMANN or any other supplier at any time prior to the Asset Purchase, including, without limitation, ELISA test kits and other test kits.

         1.2 "NOVAMANN" shall mean NOVAMANN INTERNATIONAL, Inc., any entities controlled by NOVAMANN, and all officers and key employees thereof.

         1.3 "Reagents" shall mean the reagent antibodies, conjugates and haptens and any other reagent or raw materials provided by NOVAMANN to Bioman prior to the date hereof in connection with the ELISA Test Kits or any other product of Bioman.

2.       TERM.             The term of this Agreement shall commence upon the
day first above written and shall continue in force for a period of three (3) years until June 1, 1998.

3.       PRODUCT MANUFACTURE/PURCHASE.

         3.1 Subject to the terms of this Agreement, EDITEK agrees to sell to NOVAMANN and NOVAMANN agrees to purchase from EDITEK the Bioman Products. EDITEK shall be the exclusive supplier to NOVAMANN of ELISA Test Kits, which NOVAMANN may not either manufacture for itself or acquire from any supplier other than EDITEK so long as EDITEK continues to supply NOVAMANN with ELISA Test Kits of competitive quality, quantity, delivery and price. EDITEK shall be a nonexclusive supplier to NOVAMANN of Bioman Products other than ELISA Test Kits, but for Bioman Products other than ELISA Test Kits EDITEK shall be NOVAMANN's supplier of first resort, provided that EDITEK continues to afford NOVAMANN such other Bioman Products on competitive terms, as to quality, quantity, delivery and price. EDITEK shall have the right to cease selling or to substantially change any Bioman Products at any time upon ninety (90) days notice to NOVAMANN, and thereafter NOVAMANN may buy such Bioman Products from any supplier it chooses. Notwithstanding anything herein contained NOVAMANN may continue to purchase from Forensic Diagnostics any products presently being supplied to NOVAMANN by it.

         3.2 EDITEK shall sell Bioman Products to NOVAMANN at prices consistent with the prices paid by NOVAMANN to Bioman for such Bioman Products with such adjustments made by EDITEK as shall be commercially reasonable under the circumstances, provided that the prices paid by NOVAMANN shall at all times be equal to or less than the prices paid by EDITEK's other customers for similar products. The adjusted prices shall be effective thirty (30) days after the date of such notice and shall remain effective until subsequently adjusted. To facilitate EDITEK meeting the delivery and quality consistent with that of Bioman prior to the Asset Purchase, NOVAMANN shall provide EDITEK with a non-binding estimation (the "NOVAMANN Requirements Notice") of its total requirements for Bioman Products during the next calendar quarter at least thirty (30) days prior to the beginning of each calendar quarter. NOVAMANN may purchase Bioman Products from other suppliers if Bioman Products are not offered to NOVAMANN by EDITEK on competitive terms as to quality, quantity, delivery and price. NOVAMANN shall notify EDITEK if NOVAMANN purchases Bioman Products from other suppliers on account of EDITEK's failure to meet price or other terms of the other suppliers.

         3.3 If EDITEK requires additional Reagents over and above the entire inventory of NOVAMANN of Reagents purchased by EDITEK in the Asset Purchase on the date hereof, at the option of EDITEK NOVAMANN shall assist EDITEK to the best of its ability to manufacture the Reagents, including, without limitation, providing EDITEK with all trade secrets which NOVAMANN is free to disclose without breach of confidentiality obligations to third parties and other information required for manufacturing the Reagents, in which case NOVAMANN shall use its best efforts to obtain the consent of such third parties to disclosure to, and use by EDITEK. NOVAMANN hereby represents that the only trade secrets NOVAMANN is not free to disclose without breaching confidentiality obligations to third parties are listed in Schedule 3.3 hereto. NOVAMANN shall not manufacture or sell to any person or entity any Reagents, except as specifically requested by EDITEK.

4.       CERTAIN NOVAMANN OBLIGATIONS; RESERVATION OF RIGHTS.

         4.1 NOVAMANN shall not manufacture any Bioman Products, whether for its own use or for resale. Except as provided in Sections 3.1 and 3.2, during the Term, NOVAMANN will not purchase, whether for its own use or for resale or act as agent or broker or otherwise arrange for sale by others, any Bioman Products.

         4.2 Except as provided in Sections 3.1, 3.2 and 8.1(b), NOVAMANN shall not contact, discuss, negotiate with, or solicit any offer from, any Bioman Supplier relating to any purchase, sale, distribution or manufacture of any Bioman Products. NOVAMANN shall take any reasonable action requested by EDITEK to assist EDITEK to cause the arrangements, agreements, history of dealing and other relationships between EDITEK and any Bioman Supplier to be transferred from Bioman to EDITEK, at EDITEK's expense. Neither shall NOVAMANN knowingly take any action or make any communication that would have a reasonable possibility of disrupting any arrangement, agreement, history of dealing or other relationship between EDITEK and any Bioman Supplier. A

"Bioman Supplier" is any person or entity who at any time prior to the Asset Purchase sold products to Bioman for its own use or for resale by Bioman.

         4.3 NOVAMANN hereby appoints EDITEK as the exclusive distributor worldwide of any products manufactured, purchased for resale or otherwise distributed by NOVAMANN, if at any time prior to the Asset Purchase, Bioman acted as a distributor or purchased such products from NOVAMANN.

5. CONTINUITY. The purchase price paid by EDITEK for Bioman's assets was based in part on EDITEK's expectation of (i) continued purchases by NOVAMANN (assuming continued sales by NOVAMANN at historical levels) of Bioman Products at historical volumes consistent with the current business practices of NOVAMANN prior to the Asset Purchase and (ii) the transfer to EDITEK and continuation by EDITEK of the relationship of Bioman with suppliers of Bioman Products sold by Bioman prior to the Asset Purchase. In the event that in any year during the term of this Agreement purchases by NOVAMANN are less than the historical volumes of purchases by NOVAMANN from Bioman or if NOVAMANN shall fail to comply with any provision of Section 4 of this Agreement without just cause, NOVAMANN shall rebate to EDITEK a part of the purchase price of the assets paid by EDITEK sufficient to equitably compensate EDITEK, except to the extent that continued purchases by NOVAMANN of Bioman Products are reduced as a result of (i) diminished sales by NOVAMANN of services requiring the use of the types of products covered by this Agreement, (ii) failure by EDITEK to offer Bioman Products to NOVAMANN on competitive terms as to quality, quantity, delivery or price, or (iii) the availability from other suppliers of products utilizing technology which the industry as a whole would consider new, which provides an improvement over existing technology, and which is not made available by EDITEK to NOVAMANN. Both NOVAMANN and EDITEK shall act reasonably and in good faith to reach agreement on the amount of such rebate prior to EDITEK bringing any legal action.

6.       ORDERS/INVOICING/SHIPMENT.

         6.1 Each party shall provide the other with written orders on forms acceptable to one another for products to be purchased from one another.

         6.2 EDITEK and NOVAMANN shall invoice the other for each shipment of products at the time it is delivered. The full amount of each invoice shall be payable within thirty (30) days of the date of delivery at the purchaser's specified location. All products shall be invoiced at prices established in accordance with this Agreement as of the earlier of the date of invoice or shipment, plus all applicable taxes.

         6.3 All products shall be shipped F.O.B. purchaser's desti-nation. The destination of the shipment shall be specified by in the applicable order. "F.O.B." is a delivery term meaning that the purchaser shall have the risk of loss, damage and/or delay in shipment until the Product is properly delivered to the purchaser's destination.

7.       WARRANTIES.

         7.1 Each product sold by one party to the other hereunder shall be subject to the warranties inserted by the seller of the product into or on the product packaging. Each party shall assign to the other any assignable warranties of manufacturers, distributors or other persons or entities with respect to products sold hereunder.

THE EXPRESS WARRANTIES SET FORTH ABOVE ARE MADE IN LIEU OF ANY AND ALL OTHER WARRANTIES, VERBAL OR WRITTEN, EXPRESS OR IMPLIED, RELATING TO THE PRODUCT OR THE WORKMANSHIP OR MATERIALS INCORPORATED THEREIN. EDITEK AND NOVAMANN EACH DISCLAIM ANY AND ALL OTHER WARRANTIES APPLICABLE TO THE PRODUCTS IMPLIED BY OPERATION OF LAW OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE.

The provisions of this Section 7 shall survive the termination of this Agreement.

8.       COVENANT NOT TO COMPETE.

         8.1 (a) NOVAMANN covenants that for a period of three (3) years beginning on the date hereof, it shall not, within the United States, Canada, or any other place in the world (the "Noncompetition Area"), without the written consent of EDITEK, (1) manufacture, distribute, market or sell ELISA Test Kits, or otherwise compete in any line of business similar to the business acquired by EDITEK from Bioman; (2) distribute the products of any third party if at any time Bioman acted as a distributor of such products or similar products for such third party; (3) be an owner of a controlling interest in a partnership, limited liability company, corporation or other entity which performs any of the acts described in (1) or (2) above, except that NOVAMANN may own a controlling interest in a partnership, limited liability company, corporation or other entity, of which (a) less than one half (1/2) of the gross revenue arises from the performance of the acts described in (1) or (2) above in countries other than the United States or Canada, and (b) none of the gross revenue arises from the performance of the acts described in (1) or (2) above in the United States or Canada; or (4) assist others in performing any of the acts described in (1) through (3) above. NOVAMANN agrees to use its best efforts to prevent any entity in which it owns an interest other than a controlling interest from performing any of the acts described in

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(1) or (2) above. In the event the Noncompetition  Area specified above shall be determined by judicial action to define too broad a territory to be enforceable, the country or countries causing the territory to be overly broad shall be deleted and the Noncompetition Area shall be the remaining countries or areas. In the event the Noncompetition Area specified in the first sentence of this paragraph (a) is determined by judicial action to define too broad a territory to be enforceable and the Noncompetition Area cannot be reformed pursuant to the immediately preceding sentence to define a territory which is not too broad to be enforceable, the Noncompetition Area shall be the United States and Canada.

         (b) It is recognized that NOVAMANN may from time to time be presented with opportunities to develop, distribute or manufacture technology or products within the Noncompetition Area, which activities would be prohibited by the terms of this Section 8.1. During the term hereof, NOVAMANN may present such opportunities to EDITEK under such confidentiality agreements and circumstances as are mutually acceptable to NOVAMANN and EDITEK. EDITEK agrees to negotiate in good faith with NOVAMANN to pursue such opportunities; provided, however, that if, after such negotiations, EDITEK chooses not to pursue such opportunities, NOVAMANN shall continue to be prohibited by the terms of this Section 8.1 from independently pursuing such opportunities; provided further that if EDITEK chooses not to pursue such opportunities, NOVAMANN may approach EDITEK's suppliers with such opportunities with the consent of EDITEK which shall not unreasonably be denied or delayed. Denial of consent shall be reasonable if NOVAMANN's or such supplier's pursuit of such opportunities would be detrimental to EDITEK.

         (c) Notwithstanding the provisions of Section 8.1(a), (1) Smith Laboratory Service Limited in Toronto may continue its current minimal level of business in competition with Bioman, and (2) the member of the board of directors of Parent who currently indirectly acts as a supplier in Mexico of Sepelco products may continue to conduct his present business activities without there being a breach of this agreement.

         8.2 NOVAMANN acknowledges that the covenants included Section 9.1 are critical to the success of EDITEK and that violation of the covenants would immeasurably damage EDITEK. EDITEK shall be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining NOVAMANN from committing any violation or threatened violation of this Section, without the necessity of posting bond. The prevailing party in such litigation shall, in addition to any other rights or remedies available to it, at law or otherwise, be entitled to reimbursement from the losing party of court costs, attorney's fees, and other expenses incurred, if and to the extent awarded by a Court having jurisdiction.

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9.       DEFAULT/REMEDIES.

         9.1 If, through no fault of the other party, one or more of the following events shall occur and shall continue for such time after any required notice is given as provided below, such shall constitute a default (hereinafter called "Events of Default"):

                  9.1.1 If a party shall fail to pay any sum due hereunder when due in accordance with the terms of this Agreement and such default shall continue for a period of ten (10) days after written notice thereof;

                  9.1.2 If a party shall fail to keep or perform or abide by any other term or condition of this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof;

                  9.1.3 If a party shall file a petition in bankruptcy or take or consent to any other action seeking any such judicial decree or shall make any assignment for the benefit of its creditors or shall admit in writing its inability to pay its debts generally as they become due, or if any court of competent jurisdiction shall enter a decree or order adjudicating it bankrupt or insolvent, or if any trustee or receiver for such party or for any substantial part of its property be appointed at such party's request, or if any person shall file a petition for involuntary bankruptcy against such party or if a trustee or receiver for such party or for any substantial part of its property be appointed at the request of a third party and such appointment or petition shall not be stayed or vacated within sixty (60) days of entry thereof.

         9.2 Upon the occurrence of any Event of Default, the non-defaulting party, immediately or at any time thereafter, shall have the right, to recover any and all direct damages (including, but not limited to, reasonable attorney fees and expenses) resulting from the Event of Default. The non-defaulting party shall also have the right at its option to terminate any provision of this Agreement related to the default, but the other provisions of this Agreement shall remain in effect.

         9.3 Upon any breach of this Agreement, regardless of whether such breach is, or becomes, an Event of Default, the non-defaulting party shall be reimbursed for any and all expenses incurred by it (including reasonable attorneys' fees and expenses) in enforcement of the terms and provisions of this Agreement.

         9.4 The exercise by a party of any one or more of the remedies provided in this Agreement shall not prevent the subse-quent exercise of any one or more of the other remedies herein provided. All remedies provided for in this Agreement are

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cumulative  and may be  exercised  alternatively,  successively  or in any other manner and are in addition to any other rights provided by law.

10.      TERMINATION.

         Upon a termination of this Agreement:

                  (a) Neither party will have any further obligations under this Agreement, except as to those obligations which have accrued as of the date of termination or are specifically contemplated to survive this Agreement;

                  (b) A party may immediately recover all sums due from the other; and,

                  (c) Each party will promptly return property of the other which is in its possession or under its control.

11.      MISCELLANEOUS.

         11.1 Entire Agreement. This Agreement (together with any Exhibits attached and documents incorporated herein) constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, between the parties with respect to the subject matter hereof.

         11.2 Modification. No modification of this Agreement shall be binding unless in writing, attached hereto, and signed by the party against whom or which it is sought to be enforced.

         11.3 Waiver. No waiver of any right or remedy shall be effective unless in writing and nevertheless shall not operate as a waiver of any other right or remedy or of the same right or remedy on a future occasion.

         11.4 Headings. The captions and headings contained herein are solely for convenience and reference and do not constitute a part of this Agreement.

         11.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their succes-sors and permitted assigns.

         11.6 Construction. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the local, internal law of the Province of Ontario without giving effect to its conflict of laws principles. This Agreement shall not be modified or altered by any subsequent course of performance between the parties. No provision of this Agreement shall be construed against or interpreted to the

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disadvantage  of any  party  by any  court  or other  governmental  or  judicial authority by reason of such party's having or being deemed to have prepared or imposed such provision. Whenever the context of this Agreement requires, the
personal   pronouns   (masculine,   feminine   or  neuter   genders)   shall  be
interchangeable, and the singular and plural numbers shall be interchangeable.

         11.7 Exhibits. All Exhibits and Schedules, if any, attached hereto are hereby incorporated by reference and made a part hereof. The term "Agreement" as used herein shall be deemed to include all such Exhibits and Schedules.

         11.8     Counterparts.  This Agreement may be executed in two
(2) or more counterparts as the parties may desire, and each counterpart shall constitute an original.

         11.9 Additional Acts. Each party will execute and deliver all additional documents and do all such other acts as may be reasonably necessary to carry out the provisions and intent of this Agreement.

         11.10 Notices. All notices under this Agreement shall be in writing. Unless delivered personally, all notices shall be given by certified mail, postage prepaid, return receipt requested addressed to the appropriate addresses set forth in Exhibit D hereto or as otherwise noted in writing in accordance with this provision.

         11.11 Disclosure. It is acknowledged that in the course of negotiation and preparation of this Agreement and the Contract of Sale, certain proprietary information was exchanged between the parties. No party, without the express written consent of the other, shall divulge to third parties any such information, except where such information is:

                  (i) generally known to the public through no fault of the disclosing party,

                  (ii) obtainable from other sources without restric-tion, or,

                  (iii) known by the recipient prior to the disclosure thereof.

No publicity, advertising or public announcement in connection with this Agreement shall be released or made without the prior written approval of all parties, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, either party shall be permitted to make such disclosures to governmental authorities or agencies as its counsel deems reasonably necessary to comply with any applicable laws. The provisions of this Section 12.11 shall survive the termination of this Agreement.

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         11.12  Costs.  Each  party  will  bear  all  costs  incurred  by  it in connection with the preparation and negotiation of this Agreement and neither shall have any right to any reimbursement, payment, or compensation of any kind from the other in respect of such costs.

         11.13 Commissions. Each party represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission in connection with the transactions contemplated hereby. Each party will pay or discharge, and will indemnify and hold the others harmless from and against any and all claims or liabilities for brokerage commissions or finder's fees incurred by reason of any action taken by it.

         11.14 Assignment. This Agreement may not be assigned by any party without the consent of the other party, which consent shall not be unreasonably withheld; except that this Agreement may be assigned to a successor entity that assumes the assignor's obligations hereunder. Any permitted assignment shall not, however, relieve the assignor from any obligations hereunder unless otherwise agreed in writing by the parties hereto.

         11.15 Severability. Every provision of this Agreement is intended to be severable. If any term or provision is illegal, invalid, or unenforceable, for any reason whatsoever, such shall not affect the validity of the remainder. In lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms as necessary to render such provision legal, valid, and enforceable.

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         IN WITNESS  WHEREOF,  the undersigned  have caused this Agreement to be executed, sealed in their name, and delivered all on the date first above written.


                                            NOVAMANN INTERNATIONAL INC.


                                            BY:        /s/ John Martin
                                            Title:    CEO

ATTEST:

- -----------------------
________ Secretary
(CORPORATE SEAL)


                                            BIOMAN PRODUCTS INC.


                                            BY:         /s/ John Martin
                                            Title:    President

ATTEST:

- -----------------------
________ Secretary
(CORPORATE SEAL)


                                            EDITEK, INC.


                                            BY:        /s/ James D. Skinner
                                            Title:  President & CEO

ATTEST:

 /s/ Peter J. Heath
________ Secretary
(CORPORATE SEAL)

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                                  SCHEDULE 3.3


                            RESTRICTED TRADE SECRETS


Bioman is restricted from disclosing information in relation to "plate-coating" technology which is the property of Immunosystems Division of Milipore Corporation. The parties acknowledge and agree that no such information has been or will be disclosed by NOVAMANN or Bioman to EDITEK, Inc. under this agreement or otherwise, and that should EDITEK, Inc. wish to obtain this technology it must negotiate directly with Milipore Corporation.


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